UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: December 18, 2025 (Date of earliest event reported)

i-80 GOLD CORP.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia	001-41382	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

150 York Street, Suite 1802, Toronto, Ontario M5H 3S5

(Address of principal executive offices) (Zip Code)

(775) 525-6450

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	IAUX	NYSE American LLC
Warrants to Purchase Common Shares	IAUX.WS	NYSE American LLC
Common Shares	IAU	The Toronto Stock Exchange
Warrants to Purchase Common Shares	IAU.WT.U	The Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure

On December 18, 2025, i-80 Gold Corp. (the “Company”) issued a press release titled “i-80 Announces Lone Tree Plant Refurbishment Update; Study Highlights Material Increase in Margins and Short Payback Period.” A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events

The Company recently provided an update on its development plan, which outlines a path for advancing the Company’s Nevada gold projects and creating a mid-tier gold producer. As part of the development plan, the Lone Tree Plant (“Lone Tree Plant” or “Plant”) is expected to serve as a central hub for processing refractory material from the Company’s three high-grade underground mines: Granite Creek, Archimedes, and Cove.

The Company received the results of an engineering study (the “Study”) for the refurbishment of its Lone Tree Plant located in Northern Nevada, USA.

Refurbishment of the Lone Tree Plant

The scope of refurbishment work includes a combination of new and improved design components and the replacement of some existing infrastructure aimed at modernizing the Plant to improve process efficiency and operating flexibility, and additionally to meet new environmental compliance standards.

This includes the demolition of certain equipment, such as legacy CIL tanks, oxygen plant and refinery, and the construction, replacement, and addition of equipment, such as an upgraded mercury abatement circuit to meet updated environmental regulations.

A central component of the Study is upgrading the existing autoclave circuit to convert it to a modern POX circuit within the overall flowsheet design for improved operating efficiency. The SAG and ball mills are also planned to feature a new modern control system.

Another key component is the addition of a tailings filtration system. This change resulted in the addition of several circuits, including filtration, water treatment for water recirculation, a modified cyanide destruction circuit, and POX off-gas water system changes. When compared to conventional tailings storage, a filtered tailings system is a more environmentally responsible tailings design that allows for increased water recovery, a smaller environmental footprint, and a lower cost at closure associated with a simpler reclamation design.

A new oxygen plant design has also been incorporated to meet updated processing requirements, while further reducing project risk from previous studies where refurbishment of the existing oxygen plant was considered. The oxygen plant is expected to be operated by a third-party through an over-the-fence supply contract.

Processing

The Lone Tree autoclave is expected to process up to 2,268 tonnes per day with total annual throughput of 827,806 tonnes based on 85% plant availability, consistent with historic production data.

The feed to the autoclave is anticipated to consist of refractory material from i-80 Gold’s three planned high-grade underground mines: Granite Creek, which is currently in commissioning, Archimedes, where construction recently commenced, and Cove, which is advancing toward feasibility and permitting.

The Plant is designed to process refractory material using the integrated POX-CIL processing stream, along with high grade oxide material, in which case the POX circuit is bypassed, and the material is processed solely in the CIL circuit after grinding. This flexibility allows the treatment of mineralized material to be optimized with the lowest cost and highest recovery rate. Bypassing the POX circuit (autoclave) when processing oxide material has the potential to increase throughput capacity by between 5% and 10% above the nameplate capacity.

The updated design incorporates an acid-based POX process, whereas previously both acid and alkaline processes were incorporated into the design. The acid-based POX is expected to improve the overall gold recovery rates compared to the alkaline process, offsetting the increased operating costs associated with the acid environment.

Cost Summary

Over the past several years, extensive engineering reviews, operating assessments, and trade-off studies have been completed to optimize project capital and identify opportunities to bring forward Lone Tree’s development timeline. The estimate has been developed to an AACE Class 3 level of definition. The estimate is modestly higher than the anticipated amount of approximately $400 million, largely due to increased costs associated with inflation and engineering design details, and additional redundancy by expanding the capacity of the filtered tailings system. This may allow for operational and throughput flexibility, both of which could ultimately increase throughput by allowing for processing of oxidized material during planned maintenance outages of the autoclave. See Table 1 below for a summary of capital cost estimates by activity.

Table 1: Capital Cost Summary	US$ Millions

Direct Costs
POX and POX Utilities	$86
Tailings Filtration	$50
Reagents and Utilities	$39
Neutralization, CIL, Cyanide Destruction	$28
Power and Electrical	$20
Refinery	$16
Grinding Circuit	$14
Subtotal Direct Costs	$253

Indirect Costs
EPCM	$66
Construction Indirects	$17
First Fills/Freight	$8
Subtotal Indirect Costs	$91

Total Direct + Indirect Costs	$343
Contingency (~12%)	$43
Owner’s Cost	$25

Subtotal Cost (Excluding Capital Spares)	$412

Capital Spares	$18

Total Project Cost	$430

Notes to table above:

Numbers do not sum due to rounding.

(1)	Contingency of approximately 12% for total direct and indirect cost.

Permitting

The Plant is permitted for the existing operational components in use. The approval of new and revised permit applications pertaining to air quality, water pollution, mercury abatement and reclamation management programs for the new Plant design remain outstanding. The Company is on track to complete the engineering designs associated with the construction and environmental permits in the fourth quarter of 2025 with permitting applications projected to be submitted in the first quarter of 2026 following the internal review process. Various construction activities will commence upon the approval of the associated permits and the completion of required financing.

Timeline and Next Steps

In August 2025, the Board of i-80 Gold approved a limited notice to proceed with detailed engineering to allow for the procurement of long-lead equipment and the commencement of permitting updates. A construction decision is expected once the recapitalization is complete, with demolition activities expected to commence in the second quarter of 2026, followed by construction activities in the second half of 2026.

Based on current forecasts, commissioning of the Lone Tree Plant is expected to begin in the fourth quarter of 2027. Upon the completion of the commissioning phase, the Plant is anticipated to begin processing refractory material from the Company’s Granite Creek and Archimedes underground mines. Prior to the Plant’s commissioning, both underground projects are expected to process refractory material under a third-party autoclave toll-milling agreement.

Technical Disclosure

The Study is a Class 3 engineering study which is a cost analysis and does not constitute a technical report nor a feasibility study each as defined under National Instrument 43-101 - Standards of Disclosure for Mineral Projects or Subpart 1300 of Regulation S-K.

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this report constitute “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws, including but not limited to statements pertaining to the Company’s future plans and operations; the anticipated timing of permitting the Lone Tree Plant, a construction decision, construction and commissioning, the anticipated benefits of the refurbished processing plant including to cash margins and recoveries, the anticipated cost and payback period of the refurbishment plan; the perceived merit of projects or deposits; the impact, timing, and execution of the Company’s new development plan; the anticipated timing of permitting, production, project development, the recapitalization plan, or completion dates for feasibility studies and technical studies; execution and timing of all asset advancements in the new development plan; that ramp-up activities at Granite Creek will lead to steady state production; the Granite Creek dewatering campaign; the potential to utilize Lone Tree autoclave infrastructure to process mineralized material pending the outcome of the 2025 refurbishment class 3 engineering study; that Mineral Point will become the Company’s largest producing asset and is expected to provide the biggest step change in company-wide production; the successful permitting of each project; the ability to further de-risk the development pipeline; the timing, completion and results of the Company’s drill programs; the inclusion of drill results in future feasibility studies; that any of the projects will reach commercial production; and the Company’s ability to achieve mid-tier production status. Furthermore, forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Such statements can be identified by the use of words such as “may”, “would”, “could”, “will”, “intend”, “expect”, “believe”, “plan”, “anticipate”, “estimate”, “scheduled”, “forecast”, “predict” and other similar terminology, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. These statements reflect the Company’s current expectations regarding future events, performance and results and speak only as of the date of this report or as of the dates specified in such statements and are expressly qualified in their entirety by this cautionary statement. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Forward-looking statements and information involve significant risks and uncertainties, should not be read as guarantees of future performance or results and will not necessarily be accurate indicators of whether or not such results will be achieved. A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements or information, including, but not limited to: delays to the Company’s new development plan, the receipt of regulatory approvals and permits, material adverse changes, unexpected changes in laws, rules or regulations, or their enforcement by applicable authorities; the failure of parties to contract with the company to perform as agreed; social or labor unrest; changes in commodity prices; and the failure of exploration programs or studies to deliver anticipated results or results that would justify and support continued exploration, studies, development or operations. For a more detailed discussion of such risks and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, please see “Risks Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q for more information regarding risks pertaining to the Company, which is available on EDGAR at www.sec.gov/edgar. Readers are encouraged to carefully review these risk factors as well as the Company’s other filings with the U.S. Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	News Release, dated December 18, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2025

i-80 GOLD CORP.

By:	/s/ Ryan Snow
Name:	Ryan Snow
Title:	Chief Financial Officer